UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2025

AppTech Payments Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39158	65-0847995
(Commission File Number)	(IRS Employer Identification No.)

5876 Owens Ave, Suite 100

Carlsbad, California 92008

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 707-5959

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	APCX	OTCQB
Warrants, each whole warrant exercisable for one share of common stock at an exercise price of $4.15	APCXW	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 18, 2025, AppTech Payments Corp. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an accredited investor (the “Purchaser”), pursuant to which the Company issued and sold to the Purchaser a 20% original issue discount convertible promissory note in the aggregate principal amount of $360,000 (the “Note” and together with the Purchase Agreement, the “Transaction Documents”) for a purchase price of $300,000. The transaction closed on the same date.

In connection with the Offering, a non-accountable fee of $7,500 was withheld from the Purchase Price by the Purchaser to cover its accounting fees, legal fees, and other transactional costs incurred in connection with the transactions contemplated by the Purchase Agreement. The Company also paid certain placement fees and legal fees.

The Note matures six months from its date of issuance and bears interest at a rate of 10% per annum, payable on the maturity date. The Note is convertible, at the option of the holder, at any time, into such number of shares of common stock of the Company equal to the principal amount of the Note plus all accrued and unpaid interest at a conversion price equal to $2.00 (the “Conversion Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events.

The Note is redeemable by the Company at a redemption price equal to 100% of the sum of the principal amount to be redeemed plus accrued interest, if any. In no event will the holder be entitled to convert any portion of the Note in excess of that portion which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock, unless the holder delivers to the Company written notice at least sixty-one (61) days prior to the effective date of such notice that the provision be adjusted to 9.99%.

Upon the occurrence of certain events of default specified in the Note, such as a failure to honor a conversion request, failure to maintain the Company’s listing, the Company’s failure to comply with its obligations under Securities Exchange Act of 1934, or as amended, a breach of the Company’s representations or covenants, as amended, all amounts owed to holder under the Note, together with default interest at 18% per annum if any, shall then become due and payable.

The number of shares of the Company’s common stock that may be issued upon conversion of the Note is subject to reserved shares (the “Reserved Shares”), and 3,600,000 shares have been reserved with the Transfer Agent. The Reserved Shares are subject to adjustment for any default, reorganization, recapitalization, non-cash dividend, stock split (including forward and reverse), or other similar transactions.

The Purchase Agreement contains customary representations, warranties, agreements, and conditions for completing future sale transactions, as well as indemnification rights and obligations of the parties. Among other things, the Purchaser represented to the Company, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The foregoing descriptions of the Note and the Purchase Agreement are qualified in their entirety by reference to the full text of such agreements, the forms of which are attached hereto as Exhibit 4.1 and 10.1, respectively, and each of which is incorporated herein in its entirety by reference. The representations, warranties, and covenants contained in such agreements were made solely for the purposes of such agreements and as of specific dates, were intended to be solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

2

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 with respect to the Transaction Documents above of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above of this Current Report on Form 8-K with respect to the Transaction Documents is incorporated by reference into this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit Number	Exhibit Description
4.1	Form of Note, dated June 18, 2025, in the principal amount of $360,000
10.1	Form of Securities Purchase Agreement, dated June 18, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within in the inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPTECH PAYMENTS CORP.

Date: June 25, 2025	By:	/s/ Thomas DeRosa
Thomas DeRosa
Chief Executive Officer

4